Exhibit 99.1

STERIS CORPORATION ANNOUNCES FISCAL 2012 THIRD QUARTER RESULTS

Mentor, Ohio (February 7, 2012)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2012 third quarter ended December 31, 2011. As reported, fiscal 2012 third quarter revenue grew 8% to $355.2 million compared with $328.3 million in the third quarter of fiscal 2011 with growth in all three business segments.

As reported, fiscal 2012 third quarter net income was $33.6 million, or $0.58 per diluted share, compared with $21.8 million, or $0.36 per diluted share in the third quarter of fiscal 2011. During the third quarter of fiscal 2011 the Company recorded a pre-tax charge of $19.8 million ($13.1 million or $0.22 per diluted share after tax) for the settlement of the SYSTEM 1® class action litigation. In addition, fiscal 2011 third quarter net income was impacted favorably in the amount of $0.01 per diluted share due to a tax rate benefit from the previously announced SYSTEM 1 Rebate Program. Please see the attached schedules for more information, including comparisons which exclude the impact of the SYSTEM 1 Rebate Program, class action litigation and restructuring.

“We are pleased with the solid revenue growth and free cash flow generation in our third quarter. However, profitability was dampened due to product mix and certain investments continuing to be made for the long-term benefit of the Company,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “In the fourth quarter, we anticipate a modest decline in revenue year over year as we have tough comparisons in both Healthcare and Life Sciences. In addition, we anticipate that our long-term investments in the business will continue at a higher rate than our previous estimate. As a result, we now anticipate that our full year, total Company revenue growth will be approximately 6%, with earnings per diluted share in the range of $2.13 to $2.20.”

Segment Results

Healthcare revenue in the quarter increased 9% to $259.1 million compared with $237.8 million in the third quarter of fiscal 2011. Revenue growth was driven by 22% growth in capital equipment offset by a 7% decline in consumable revenue and a 1% decrease in service revenue. As reported, operating income was $34.0 million compared with $20.4 million in last year’s third quarter. Adjusting for the impact of the SYSTEM 1® class action litigation charge, Healthcare operating income for the third quarter of fiscal 2011 would have been $40.2 million. The decline in operating income year over year was due to a reduction in gross margin, costs associated with consolidation efforts and investments made to improve product reliability.

Life Sciences third quarter revenue increased 9% to $55.9 million compared with $51.2 million in the third quarter of fiscal 2011. Revenue growth was driven by a 25% increase in capital equipment and 4% growth in consumables, slightly offset by a 1% decline in service revenue.

Life Sciences operating income was $10.3 million compared with $7.3 million in the third quarter last year. The increase in operating income was primarily a result of the higher volumes.

Fiscal 2012 third quarter revenue for Isomedix Services was $39.6 million compared with $38.1 million in the same period last year, an increase of 4%. Operating income was $11.8 million in the quarter compared with $10.3 million in the third quarter of last year, driven primarily by increased efficiencies in the business.

Cash Flow

Net cash provided by operations for the first nine months of fiscal 2012 was $112.8 million, compared with $83.4 million in the same period last year. Free cash flow (see note 1) for the first nine months of fiscal 2012 was $58.6 million, compared with $28.3 million in the prior year. The increase in free cash flow is primarily related to improvements in working capital requirements.

During the quarter, the Company repurchased just over 347,000 shares of its common stock at an average price of $28.81 per share for a total amount of $10.0 million. Through the first nine months of fiscal 2012, the Company has repurchased approximately 1.9 million shares at an average price of $30.21 per share for a total amount of $56.0 million. Approximately $118 million remains available for additional purchases under the current share repurchase authorization.

Dividend Announcement

The Company also announced today that STERIS’s Board of Directors has authorized a quarterly dividend of $0.17 per common share. The dividend is payable March 27, 2012 to shareholders of record at the close of business on February 28, 2012.

Outlook

Based upon year-to-date performance and current trends, the Company now expects fiscal 2012 revenue growth to be approximately 6% and earnings per diluted share in the range of $2.13 to $2.20 for the full fiscal year. This compares with prior expectations of 8-10% revenue growth and earnings per diluted share of $2.25 to $2.45. This outlook reflects certain key assumptions, some of which are listed below:

•	All three business segments are expected to grow revenue in the mid-single digits for the fiscal year.

•	Approximately 4,000 SYSTEM 1E units are to be shipped in the fiscal year.

•	EBIT as a percent of revenue is anticipated to be approximately 15%.

•	Excludes restructuring expense from the Company’s ongoing efficiency efforts.

•	The effective tax rate is anticipated to be in the range of 35-36%.

For the full fiscal year 2012, free cash flow (see note 1) is anticipated to be approximately $110 million excluding the payments related to the SYSTEM 1 Rebate Program and class action litigation settlement, or $90 million as reported including those items. Capital expenditures are anticipated to be approximately $70 million.

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”. For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time today, either over the Internet at www.steris-ir.com or via phone by calling 1-866-395-9179 in the United States and Canada, and 1-203-369-0503 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

(1)	Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future principal debt repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

This news release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,”

“deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in the referenced release or conference call or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings or revenue trends or future financial results (including without limitation the settlement of the SYSTEM 1 class action litigation and the regulatory submission for the SYSTEM 1E indicator). References to products, the consent decree, the transition or rebate program, or the class action settlement, are summaries only and do not alter or modify the specific terms of the decree, settlement, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications or the Company’s rebate program, transition plan or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning letters, government investigations, the December 3, 2009 or February 22, 2010 FDA notices, the April 20, 2010 consent decree and related transition plan and rebate program, the SYSTEM 1E device, the outcome of any pending FDA requests and submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect Company performance, results, prospects or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or anticipated rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated growth, cost savings, rebate assumptions, new product acceptance, performance or approvals, including without limitation SYSTEM 1E and accessories thereto, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our business, industry or initiatives including, without limitation, the consent decree, rebate program, and the transition from the SYSTEM 1 processing system or those matters described in our Form 10-K for the year ended March 31, 2011 and other securities filings, may adversely impact company performance, results, prospects or value, (g) the effect of the contraction in credit availability, as well as the ability of our Customers and suppliers to adequately access the credit markets when needed, and (h) those risks described in our securities filings including our Annual Report on Form 10-K for the year ended March 31, 2011, and other securities filings.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

STERIS Corporation

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$355,215	$328,283	$1,016,561	$932,001
SYSTEM 1 Rebate Program	—	—	—	(102,313)

Revenues, net	355,215	328,283	1,016,561	829,688
Cost of revenues	217,209	191,269	612,321	531,862
Cost of revenues—SYSTEM 1 Rebate Program	—	—	—	7,691

Gross profit	138,006	137,014	404,240	290,135

Operating expenses:
Selling, general, and administrative	73,922	73,671	227,583	217,787
Class action settlement	—	19,796	—	19,796
Research and development	9,196	7,739	26,867	24,391
Restructuring expense	1,164	(23)	1,522	423

Total operating expenses	84,282	101,183	255,972	262,397

Income from operations	53,724	35,831	148,268	27,738
Non-operating expense, net	2,632	2,728	8,135	8,381
Income tax expense	17,443	11,338	48,189	7,091

Net income	$33,649	$21,765	$91,944	$12,266

Earnings per common share (EPS) data:
Basic	$0.58	$0.37	$1.57	$0.21

Diluted	$0.58	$0.36	$1.55	$0.20

Cash dividends declared per common share outstanding	$0.17	$0.15	$0.49	$0.41
Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	57,782	59,233	58,594	59,329
Diluted number of common shares outstanding	58,237	60,176	59,240	60,161

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	December 31,	March 31,
	2011	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$143,787	$193,016
Accounts receivable, net	251,427	272,248
Inventories, net	169,412	167,344
Other current assets	67,328	73,198

Total Current Assets	631,954	705,806

Property, plant, and equipment, net	378,165	370,402
Goodwill and intangible assets, net	333,819	318,810
Other assets	32,472	31,667

Total Assets	$1,376,410	$1,426,685

Liabilities and Equity
Current liabilities:
Accounts payable	$70,075	$90,981
Accrued SYSTEM 1 Rebate Program and class action settlement	100,234	127,683
Other current liabilities	124,986	126,082

Total Current Liabilities	295,295	344,746

Long-term debt	210,000	210,000
Other liabilities	90,710	83,274
Equity	780,405	788,665

Total Liabilities and Equity	$1,376,410	$1,426,685

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$259,055	$237,843	$725,455	$664,036
SYSTEM 1 Rebate Program	—	—	—	(102,313)

Healthcare, net	259,055	237,843	725,455	561,723
Life Sciences	55,892	51,247	167,675	151,374
STERIS Isomedix Services	39,615	38,081	121,617	113,721

Total Reportable Segments	354,562	327,171	1,014,747	826,818
Corporate and Other	653	1,112	1,814	2,870

Total Segment Revenues	$355,215	$328,283	$1,016,561	$829,688

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Operating Income (Loss) :
Healthcare	$33,951	$20,389	$88,213	$(19,460)
Life Sciences	10,297	7,345	30,820	23,075
STERIS Isomedix Services	11,750	10,250	35,924	30,858

Total Reportable Segments	55,998	37,984	154,957	34,473
Corporate and Other	(2,274)	(2,153)	(6,689)	(6,735)

Total Operating Income (Loss)	$53,724	$35,831	$148,268	$27,738

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Nine Months Ended
	December 31,
	2011	2010
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$91,944	$12,266
Non-cash items	73,626	430
Change in Accrued SYSTEM 1 Rebate Program and class action settlement	(27,449)	128,770
Changes in operating assets and liabilities	(25,282)	(58,069)

Net cash provided by operating activities	112,839	83,397
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(54,238)	(56,390)
Proceeds from sale of property, plant, equipment and intangibles	—	1,298
Equity invetment in joint venture	—	(16,900)
Acquisition of business, net of cash acquired	(22,269)	(4,000)

Net cash used in investing activities	(76,507)	(75,992)
Financing Activities:
Repurchases of common shares	(56,751)	(19,900)
Cash dividends paid to common shareholders	(28,751)	(24,344)
Stock option and other equity transactions, net	3,749	10,813
Tax benefit from stock options exercised	816	2,197

Net cash used in financing activities	(80,937)	(31,234)
Effect of exchange rate changes on cash and cash equivalents	(4,624)	1,146

(Decrease) increase in cash and cash equivalents	(49,229)	(22,683)
Cash and cash equivalents at beginning of period	193,016	214,971

Cash and cash equivalents at end of period	$143,787	$192,288

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future principal debt repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS's calculation of free cash flow may vary from other companies.

	Nine Months Ended
	December 31,
	2011	2010
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$112,839	$83,397
Purchases of property, plant, equipment, and intangibles, net	(54,238)	(56,390)
Proceeds from the sale of property, plant, equipment, and intangibles	—	1,298

Free Cash Flow	$58,601	$28,305

	Twelve Months Ended
	March 31,
	2012	2012(1)
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow for Outlook:
Cash flows from operating activities	$160,000	$160,000
Purchases of property, plant, equipment, and intangibles, net	(70,000)	(70,000)
Payments associated with the SYSTEM 1 Rebate Program and class action settlement, net of tax benefit		20,000

Free Cash Flow	$90,000	$110,000

(1)	Adjusted to exclude the impact of the payments associated with the SYSTEM 1 Rebate Program and proposed class action settlement.

STERIS Corporation

Unaudited Supplemental Financial Data

Third Quarter Fiscal 2012

As of December 31, 2011

	FY 2012	FY 2012	FY 2011	FY 2011
Total Company Revenues	Q3	YTD	Q3	YTD
Capital	$165,290	$439,134	$135,121	$256,368

Adjusted capital revenues (1)	na	na	na	$358,681
Consumables	74,113	225,784	77,501	230,618
Service	115,812	351,643	115,661	342,702

	189,925	577,427	193,162	573,320

Total Revenues	$355,215	$1,016,561	$328,283	$829,688

Adjusted total revenues (1)	na	na	na	$932,001

United States Revenues	$263,540	$766,011	$239,975	$601,703
Adjusted United States revenues (1)	na	na	na	704,016
United States Revenues as a % of Total (1)	74%	75%	73%	76%
International Revenues	$91,675	$250,550	$88,308	$227,985
International Revenues as % of Total	26%	25%	27%	24%

Segment Data	Q3	YTD	Q3	YTD
Healthcare
Revenues
Capital	$144,366	$378,335	$118,333	$206,938
Adjusted Capital (1)	na	na	na	$309,251
Consumables	57,485	173,274	61,553	182,478
Service	57,204	173,846	57,957	172,307

Total Recurring	114,689	347,120	119,510	354,785

Total Healthcare Revenues	$259,055	$725,455	$237,843	$561,723

Adjusted Total Healthcare Revenues (1)	na	na	na	$664,036
Operating Income (Loss)	33,951	88,213	40,185	(19,460)

Adjusted Operating Income (Loss) (1)	na	na	na	110,340
Life Sciences
Revenues
Capital	$20,924	$60,717	$16,788	$49,430
Consumables	16,628	52,510	15,948	48,140
Service	18,340	54,448	18,511	53,804

Total Recurring	34,968	106,958	34,459	101,944

Total Life Sciences Revenues	$55,892	$167,675	$51,247	$151,374

Operating Income (Loss)	10,297	30,820	7,345	23,075

Isomedix Services
Revenues	$39,615	$121,617	$38,081	$113,721
Operating Income (Loss)	11,750	35,924	10,250	30,858

Corporate and Other
Revenues	$653	$1,814	$1,112	$2,870
Operating Income (Loss)	(2,274)	(6,689)	(2,153)	(6,735)

Other Data	Q3	YTD	Q3	YTD
Healthcare Backlog	$135,793	$135,793	$178,546	$178,546
Life Sciences Backlog	45,019	45,019	42,521	42,521

Total Backlog	$180,812	$180,812	$221,067	$221,067

Free Cash Flow	$32,509	$58,601	$(1,002)	$28,305
Net Debt	$66,213	$66,213	$17,712	$17,712

(1)	Adjusted measures are presented excluding the impact of the SYSTEM 1 Rebate Program and class action settlement. See attached reconciliations of these non-GAAP financial measures to their nearest GAAP measure.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.

STERIS Corporation

Non-GAAP Financial Measures

(In thousands, except per share data)

The Company has referred to certain adjusted financial measures regarding the results of operations excluding the SYSTEM 1 Rebate Program and related disposal costs and restructuring to provide meaningful comparative analysis between the periods. These financial measures are considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Reconciliation of each financial measure to its nearest GAAP financial measure is provided in the table below.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues	$355,215	$328,283	$1,016,561	$829,688
Impact of SYSTEM 1 Rebate Program	—	—	—	102,313

Adjusted revenues	$355,215	$328,283	$1,016,561	$932,001

Operating income	$53,724	$35,831	$148,268	$27,738
Impact of SYSTEM 1 Rebate Program and class action settlement	—	19,796	—	129,800
Restructuring	1,167	207	1,454	653

Adjusted operating income	$54,891	$55,834	$149,722	$158,191

Net income	$33,649	$21,765	$91,944	$12,266
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	—	12,292	—	82,636
Restructuring, net of tax	747	132	931	418

Adjusted net income	$34,396	$34,189	$92,875	$95,320

Net Income per diluted share	$0.58	$0.36	$1.55	$0.20
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	—	0.21	—	1.38
Restructuring, net of tax	0.01	—	0.02	0.01

Adjusted net income per diluted share	$0.59	$0.57	$1.57	$1.59

Healthcare revenues	$259,055	$237,843	$725,455	$561,723
Impact of SYSTEM 1 Rebate Program	—	—	—	102,313

Adjusted Healthcare revenues	$259,055	$237,843	$725,455	$664,036

Healthcare capital revenues	$144,366	$118,333	$378,335	$206,938
Impact of SYSTEM 1 Rebate Program	—	—	—	102,313

Adjusted Healthcare capital revenues	$144,366	$118,333	$378,335	$309,251

Healthcare operating income	$33,951	$20,389	$88,213	$(19,460)
Impact of SYSTEM 1 Rebate Program and class action settlement	—	19,796	—	129,800
Restructuring	1,167	(5)	1,454	459

Adjusted healthcare operating income	$35,118	$40,180	$89,667	$110,799

Capital revenues	$165,290	$135,121	$439,134	$256,368
Impact of SYSTEM 1 Rebate Program	—	—	—	102,313

Adjusted capital revenues	$165,290	$135,121	$439,134	$358,681

United States revenues	$263,540	$239,975	$766,011	$601,703
Impact of SYSTEM 1 Rebate Program	—	—	—	102,313

Adjusted United States revenues	$263,540	$239,975	$766,011	$704,016